PROXY RESULTS
	During the six months ended June 30, 2006, Cohen &
Steers Select Utility Fund, Inc. shareholders voted on the following proposals at the annual meeting held on April 27, 2006. The description of each proposal and number of shares voted are as follows:

Common Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
George Grossman	 	40,526,345 	 812,390
Robert H. Steers	40,542,146 	 796,589
C. Edward Ward, Jr.	40,535,877 	 802,858



Preferred Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
George Grossman	 	18,566 		172
Robert H. Steers	18,566 		172
C. Edward Ward, Jr.	18,566 		172